Amendment (the “Amendment”) to the Amended and Restated Development and License Agreement Between The Gillette Company and Palomar Medical Technologies, Inc. effective as of February 14, 2003 restated as of February 14, 2007 (the “Agreement”)

Whereas, pursuant to the Agreement, the parties are engaged in a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management; and

Whereas, the parties desire to collaborate on an Additional Light-Based Hair Management Product as provided for under Section 1.7 of the Agreement.

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective this 14th day of February 2007:

Under Section 1.7 of the Agreement, Palomar and Gillette hereby agree to advance certain development activities with respect to an Additional Light-Base Hair Management Product in the Female Field in accordance with the Supplemental R&D Plan attached hereto as Exhibit A. Palomar shall be responsible for the performance of the activities contemplated in Exhibit A, in consultation with Gillette. In exchange for such performance, Gillette hereby commits to provide Palomar with Supplemental R&D Payments up to one million, four hundred and fifty-one thousand, and forty-two U.S. dollars ($1,451,042) for this development work, as follows:

-	Gillette shall pay Palomar four hundred and sixty-one thousand, and forty-two U.S. dollars ($461,042) within thirty (30) days of execution of this Amendment;
-	Gillette shall pay Palomar three hundred forty-five thousand U.S. dollars ($345,000) on or about April 1, 2007;
-	Gillette shall pay Palomar three hundred forty-five thousand U.S. dollars ($345,000) on or about July 1, 2007;
-	upon Palomar's completion of Phase I, Gillette shall pay Palomar one hundred and fifty thousand U.S. dollars ($150,000) (the "Phase I Completion Payment") within thirty (30) days of such completion; and
-	upon Palomar's completion of Phase II, Gillette shall pay Palomar one hundred and fifty thousand U.S. dollars ($150,000) (the "Phase II Completion Payment") within thirty (30) days of such completion.

The Phase I and Phase II Completion Payments noted above will be paid following agreement between Palomar and Gillette that the pre-agreed deliverables have been met by Palomar within the agreed schedule. The parties agree to work in good faith to resolve any issues that may arise relative to the determination of whether Palomar has completed the deliverables and overall performance under this Supplemental R&D Plan. Gillette agrees that it will not unreasonably withhold Phase I and Phase II Completion Payments.

Gillette and Palomar understand that new information may be learned during the development process that could affect the pre-agreed deliverables and/or timing. The deliverables and timing can be adjusted during the process by mutual agreement.

At the conclusion of Phase II, Gillette will consult with Palomar, and Gillette will determine what next steps to take, if any, related to subsequent development, qualification and commercialization work.

The Parties hereby agree and acknowledge that except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

PALOMAR MEDICAL TECHNOLOGIES, INC.

/s/Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

THE GILLETTE COMPANY

/s/Serafino Posa
Name: Serafino Posao
Title: V.P., Global Grooming Blades & Razors New Products

Exhibit A Supplemental R&D Plan

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC. An aggregate of 2 pages were omitted.